Exhibit 99.2

Primerica Reports Third Quarter 2011 Results

20% growth in issued life policies

10% increase in new representatives obtaining a life insurance license

$40.6 million of net income; diluted EPS of $0.53

5% net operating income growth; diluted operating EPS of $0.56

$200 million share repurchase from Citi announced earlier today

DULUTH, Ga.--(BUSINESS WIRE)--November 1, 2011--Primerica, Inc. (NYSE: PRI) announced today financial results for the third quarter ended September 30, 2011. Total revenues increased by 14% to $275.8 million in the third quarter of 2011, compared with $241.2 million in the third quarter of 2010. Net income was up 3% to $40.6 million for the third quarter of 2011, or $0.53 per diluted share, compared with $39.6 million, or $0.52 per diluted share, in the third quarter of 2010.

Operating revenues increased by 15% to $276.0 million in the third quarter of 2011, compared with $240.2 million in the third quarter of 2010. Net operating income was up 5% to $42.8 million, or $0.56 per diluted share, in the third quarter of 2011, compared with $40.9 million, or $0.54 per diluted share, in the third quarter of 2010. The year-over-year results reflect continued growth in New Term premium and Investment and Savings Products sales and client asset values, partially offset by a higher expense base. Results were not notably impacted by interest rate trends in the quarter.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “We delivered solid operating results in the third quarter bolstered by strong Term Life performance and a 29% increase in Investment and Savings Product sales. Our financial strength and conservative balance sheet position us well to execute our strategy for growth and improving returns on capital. To that end we announced today a $200 million, or 8.9 million share repurchase from Citi which will be accretive to earnings per share and return on equity while maintaining sufficient capital for future growth.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “We are pleased that the initiatives announced at and the excitement generated by our June convention led to positive growth in recruiting and licensing in the third quarter. As we move towards 2012, we remain focused on supporting and building our sales force to drive continued positive financial results.”

Distribution Results

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Representatives recruited increased by 43% to 83,074 in the third quarter of 2011, compared with the same period a year ago and grew by 28% from the second quarter of 2011. This growth was primarily driven by a significant recruiting surge in July due to momentum from our June convention and the promotion lowering our Independent Business Application (IBA) licensing fee to $50 from $99 through the end of July. New life licenses grew 10% to 10,334 in the third quarter of 2011, compared with third quarter 2010 and increased 28% from the second quarter of 2011. New life license growth lagged recruiting growth primarily due to a reduction in the licensing pull-through rate, consistent with historical trends following a recruiting surge. The size of our life-licensed insurance sales force increased by 2% to 91,970 at September 30, 2011 from 90,519 at June 30, 2011.

•
Life insurance policies issued increased 20% to 65,067 in the third quarter of 2011, compared with third quarter a year ago and increased by 9% from the second quarter 2011, driven by the recruiting surge and strong sales of Primerica’s new TermNow product launched at the June convention. Term Life net premium grew by 27% to $117.8 million in the third quarter of 2011, compared with the third quarter a year ago and increased by 9% from the second quarter as we added another quarter of New Term business.

•
Investment and Savings Products sales continued to grow, up 29% to $1.06 billion in the third quarter of 2011 from $823.9 million in the year ago quarter primarily driven by a 51% increase in variable annuity sales. Variable annuity sales continue to be positively impacted by clients redeeming older contracts (not incurring surrender charges) to purchase our current Prime Elite IV product that has an attractive guaranteed income living benefit. Sequentially, Investment and Savings Products sales declined 7% reflecting the seasonally strong second quarter. Client asset values decreased 3% to $31.62 billion at September 30, 2011 from $32.60 billion at September 30, 2010 and declined 12% from $36.02 billion at June 30, 2011 primarily due to negative market movements.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products. Results for the segments are shown below.

		Actual			Operating (1)
	Q3 2011	Q3 2010	% Change	Q3 2011	Q3 2010	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$141,713	$115,933	22%	$141,713	$115,933	22%
Investment and Savings Products	97,486	83,874	16%	97,486	83,874	16%
Corporate and Other Distributed Products	36,592	41,429	-12%	36,770	40,414	-9%
Total revenues	$275,791	$241,236	14%	$275,969	$240,221	15%

Income (loss) before income taxes:
Term Life Insurance	$48,088	$42,582	13%	$48,088	$42,582	13%
Investment and Savings Products	26,746	26,578	1%	26,746	26,578	1%
Corporate and Other Distributed Products	(10,983)	(7,281)	-51%	(7,496)	(5,220)	-44%
Total income before income taxes	$63,851	$61,879	3%	$67,338	$63,940	5%

(1) See the Non-GAAP Financial Measures section and the Operating Results Reconcilations at the end of this release for additional information.

Term Life Insurance. Operating revenues grew by 22% to $141.7 million in the third quarter of 2011, compared with the same period a year ago. Operating income before income taxes increased by 13% to $48.1 million over the prior year period primarily driven by growth in New Term premium, partially offset by continued run-off of Legacy Term premium and higher expenses. Expense growth includes approximately $1.7 million related to the $50 IBA licensing fee promotion mentioned above, premium related increases in taxes, licenses and fees and run-off of our Legacy block allowances. Mortality experience was slightly unfavorable while persistency improved slightly during the third quarter of 2011 versus the year ago period. The impact of low interest rates on investment income as well as DAC and reserve balances was minimal.

Sequentially, operating income before income taxes increased by 5%, or $2.3 million, compared with the second quarter of 2011 primarily due to New Term premium growth and $3.3 million of lower expenses in the third quarter largely reflecting the second quarter write-off of medical testing materials. Persistency was slightly lower in the third quarter of 2011, compared with the seasonally strong second quarter. Mortality was unfavorable in the third quarter of 2011, compared with favorable mortality in the previous quarter.

Investment and Savings Products. Operating revenues grew by 16% to $97.5 million while operating income before income taxes of $26.7 million was flat in the third quarter of 2011, compared with the same period a year ago. These results were driven by higher sales and higher average client asset values as well as a shift in product sales mix to higher margin U.S. variable annuity products. Operating income before income taxes was flat due to a $2.7 million increase in Canadian segregated fund DAC amortization primarily related to negative equity returns during the third quarter of 2011 versus positive equity returns in the third quarter of 2010.

Sequentially, operating revenues decreased by 7%, or $7.1 million, and operating income before income taxes decreased by 12%, or $3.7 million, primarily reflecting seasonally higher sales in the second quarter and a decline in client asset values due to negative market conditions in the third quarter.

Corporate and Other Distributed Products. Operating revenues decreased by 9% to $36.8 million in the third quarter of 2011, compared with the third quarter of 2010. Operating losses before income taxes were $7.5 million in the third quarter of 2011, compared with a $5.2 million loss in the same period of 2010. The quarter included a $2.7 million print inventory adjustment due to the discontinuation of carrying inventory in our print operations as the materials produced are now predominately used for internal consumption. The impact of this adjustment was partially offset by period-specific items from the prior year. Results for the third quarter of 2011 also reflect continued higher claims on short-term disability products underwritten by our New York insurance subsidiary.

Taxes

Our effective income tax rate for the third quarter of 2011 was 36.4%, compared with 36.0% for the same quarter a year ago and 35.4% in the second quarter of 2011. The higher tax rate in the third quarter of 2011 was caused by the greater net impact of U.S. tax accruals on Canadian earnings and higher contingency reserves relative to the third quarter 2010.

Capital and Liquidity

Primerica continues to be well capitalized, holding a high-quality invested asset portfolio with minimal exposure to equities and European sovereign risk. Investments and cash totaled $2.32 billion as of September 30, 2011. Our invested asset portfolio had a net unrealized gain of $152.7 million (net of unrealized losses of $12.5 million) at September 30, 2011, down from a net unrealized gain of $171.1 million (net of unrealized losses of $5.0 million) at June 30, 2011. Net realized losses for the quarter were $0.2 million, which included $1.0 million of other-than-temporary impairments.

As of September 30, 2011, our debt-to-capital ratio remained low at 16.0%. Our ratio of cash and invested assets to adjusted stockholders equity of 1.6x at September 30, 2011, reflects the conservative nature of our balance sheet and generally the lower asset requirement and asset liability matching risk of term insurance.

The Massachusetts Division of Insurance has approved Primerica Life Insurance Company’s (PLIC) request to pay a $200 million dividend to Primerica, Inc. After payment of the dividend, PLIC’s estimated statutory risk-based capital (RBC) ratio will be reduced from greater than 600% as of September 30, 2011 to approximately 420%. The company will continue to be well positioned to support existing operations and fund future growth. Primerica, Inc. intends to use the proceeds to fund the stock purchase of 8.9 million shares of Primerica, Inc. common stock from Citi at a price of $22.42 per share. The transaction is expected to close later this month.

Net operating income return on adjusted stockholders’ equity (ROAE) was 11.7% for the quarter ended September 30, 2011, down from 12.7% in the second quarter of 2011. Net income return on stockholders’ equity was 10.4% for the third quarter of 2011. After giving effect to the $200 million repurchase of Citi’s shares, we estimate that our pro forma ROAE and net operating income per diluted share for the third quarter of 2011 would have been 13.1% and $0.61, respectively.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP). We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity. Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards for all periods presented. Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, November 2, 2011 at 10:00 am EDT, to discuss third quarter results. This release and a detailed financial supplement will be posted on Primerica’s website. Investors are encouraged to review these materials. To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; conflicts of interests due to Citi's and Warburg Pincus' significant interests in us; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle-income families in North America. Primerica representatives assist clients in meeting their needs for term life insurance, mutual funds and other financial products. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing its financial products. Primerica insures approximately 4.3 million lives and more than 2 million clients maintain investment accounts with the company.

PRIMERICA, INC.
Condensed Balance Sheets
(In thousands)

	September 30, 2011	December 31,
	(Unaudited)	2010
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$2,098,065	$2,081,361
Equity securities available for sale, at fair value	22,102	23,213
Trading securities, at fair value	19,685	22,767
Policy loans and other invested assets	25,993	26,243
Total investments	2,165,845	2,153,584
Cash and cash equivalents	154,027	126,038
Accrued investment income	24,372	22,328
Due from reinsurers	3,819,738	3,731,634
Deferred policy acquisition costs	1,004,545	853,211
Premiums and other receivables	181,190	168,026
Intangible assets	72,778	75,357
Other assets	308,307	307,342
Separate account assets	2,276,705	2,446,786
Total assets	$10,007,507	$9,884,306

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$4,557,535	$4,409,183
Unearned premiums	6,477	5,563
Policy claims and other benefits payable	242,363	229,895
Other policyholders' funds	340,986	357,253
Note payable	300,000	300,000
Income taxes	136,028	136,226
Other liabilities	390,297	386,182
Payable under securities lending	185,483	181,726
Separate account liabilities	2,276,705	2,446,786
Total liabilities	8,435,874	8,452,814

Stockholders' equity:
Common stock	737	728
Paid-in capital	898,945	883,168
Retained earnings	526,847	395,057
Accumulated other comprehensive income, net of income tax	145,104	152,539
Total stockholders' equity	1,571,633	1,431,492
Total liabilities and stockholders' equity	$10,007,507	$9,884,306

PRIMERICA, INC.
Condensed Statements of Income
(Unaudited – in thousands, except per-share amounts)

	Three months ended September 30,
	2011	2010
Revenues:
Direct premiums	$560,739	$547,444
Ceded premiums	(425,643)	(437,054)
Net premiums	135,096	110,390
Commissions and fees	100,883	89,737
Net investment income	27,103	27,855
Realized investment gains, including OTTI	(178)	1,015
Other, net	12,887	12,239
Total revenues	275,791	241,236

Benefits and expenses:
Benefits and claims	64,101	49,811
Amortization of deferred policy acquisition costs	30,532	23,844
Sales commissions	46,971	42,264
Insurance expenses	15,465	11,999
Insurance commissions	4,909	5,100
Interest expense	7,000	6,968
Other operating expenses	42,962	39,371
Total benefits and expenses	211,940	179,357
Income before income taxes	63,851	61,879
Income taxes	23,250	22,284
Net income	$40,601	$39,595

Earnings per share:
Basic	$0.54	$0.53
Diluted	$0.53	$0.52

Shares used in computing earnings per share:
Basic	73,658	72,259
Diluted	74,199	72,919

PRIMERICA, INC.
Operating Results Reconciliation
(Unaudited – in thousands, except per-share amounts)

	Three months ended September 30, 2011
	Operating Results (Non-GAAP)	Operating adjustments	Reported Results (GAAP)
Revenues:
Direct premiums	$560,739	$-	$560,739
Ceded premiums	(425,643)	-	(425,643)
Net premiums	135,096	-	135,096
Commissions and fees	100,883	-	100,883
Net investment income	27,103	-	27,103
Realized investment gains,
including OTTI	-	(178)	(178)
Other, net	12,887	-	12,887
Total revenues	275,969	(178)	275,791

Benefits and expenses:
Benefits and claims	64,101	-	64,101
Amortization of DAC	30,532	-	30,532
Sales commissions	46,971	-	46,971
Insurance expenses	15,465	-	15,465
Insurance commissions	4,909	-	4,909
Interest expense	7,000	-	7,000
Other operating expenses	39,653	3,309	42,962
Total benefits and expenses	208,631	3,309	211,940
Income before income taxes	67,338	(3,487)	63,851
Income taxes	24,520	(1,270)	23,250
Net income	$42,818	$(2,217)	$40,601

Earnings per share - diluted	$0.56		$0.53
Diluted shares	74,199		74,199

See the Non-GAAP Financial Measures section and the segment Operating Results
Reconciliations for additional information.

PRIMERICA, INC.
Operating Results Reconciliation
(Unaudited – in thousands, except per-share amounts)

	Three months ended September 30, 2010
	Operating Results (Non-GAAP)	Operating adjustments	Reported Results (GAAP)
Revenues:
Direct premiums	$547,444	$-	$547,444
Ceded premiums	(437,054)	-	(437,054)
Net premiums	110,390	-	110,390
Commissions and fees	89,737	-	89,737
Net investment income	27,855	-	27,855
Realized investment gains,
including OTTI	-	1,015	1,015
Other, net	12,239	-	12,239
Total revenues	240,221	1,015	241,236

Benefits and expenses:
Benefits and claims	49,811	-	49,811
Amortization of DAC	23,844	-	23,844
Sales commissions	42,264	-	42,264
Insurance expenses	11,999	-	11,999
Insurance commissions	5,099	-	5,099
Interest expense	6,968	-	6,968
Other operating expenses	36,296	3,076	39,372
Total benefits and expenses	176,281	3,076	179,357
Income before income taxes	63,940	(2,061)	61,879
Income taxes	23,026	(742)	22,284
Net income	$40,914	$(1,319)	$39,595

Earnings per share - diluted	$0.54		$0.52
Diluted shares	72,919		72,919

See the Non-GAAP Financial Measures section and the segment Operating Results
Reconciliations for additional information.

PRIMERICA, INC.
Corporate and Other Distributed Products Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2011	2010

Operating revenues	$36,770	$40,414
Realized investment gains, including OTTI	(178)	1,015
Total revenues	$36,592	$41,429

Operating loss before income taxes	$(7,496)	$(5,220)
Realized investment gains, including OTTI	(178)	1,015
Other operating expense - equity awards	(3,309)	(3,076)
Loss before income taxes	$(10,983)	$(7,281)

PRIMERICA, INC.
Adjusted and Pro Forma Adjusted Stockholders' Equity Reconciliations
(Unaudited – in thousands)

	September 30,	June 30,
	2011	2011
Adjusted stockholders' equity	$1,474,739	1,443,590
Unrealized net investment gains recorded in stockholders' equity	96,894	103,372
Stockholders' equity	$1,571,633	1,546,962

	September 30,	June 30,
	2011	2011
Pro forma adjusted stockholders' equity	$1,273,391	$1,243,590
Citi share repurchase impact (1)	201,348	200,000
Adjusted stockholders' equity	$1,474,739	$1,443,590

(1) Assumes a reduction to net investment income for sales of invested assets as of July 1, 2011 with a yield approximating our June 30, 2011 fixed-income book yield (including cash) of 5.08% and a reduction to third quarter dividends paid for the 8.9 million shares repurchased.

PRIMERICA, INC.
Pro Forma Net Operating Income Reconciliation
(Unaudited – in thousands)

Three Months Ended
September 30,
2011
Pro forma net operating income	$41,203
Citi share repurchase impact (1)	1,615
Net operating income	$42,818

(1) Assumes sales of invested assets as of July 1, 2011 with a yield approximating our June 30, 2011 fixed-income book yield (including cash) of 5.08%.

CONTACT:
Primerica, Inc.
Investor Contact:
Kathryn Kieser, 770-564-7757
investorrelations@primerica.com
or
Media Contact:
Mark L. Supic, 770-564-6329
mark.supic@primerica.com